Filed Pursuant to Rule (424)(b)(3)
PROSPECTUS SUPPLEMENT NO. 21	Registration No. 333-257930
(to Prospectus dated August 12, 2021)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Class A Common Stock

Secondary Offering of

189,026,575 Shares of Class A Common Stock

5,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated August 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 9,999,970 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “public warrants”) issued by Holicity Inc. (“Holicity”) in its initial public offering; and (ii) 5,333,333 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to X-icity Holdings Corporation (the “Sponsor”) in a private placement consummated simultaneously with Holicity’s IPO (the “private placement warrants” and, together with the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) 5,333,333 private placement warrants; (ii) up to an aggregate of 5,333,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders; (iii) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (iv) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (v) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (vi) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (vii) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ASTR” and “ASTRW”, respectively. On December 3, 2021, the closing price of our common stock was $9.16 per share and the closing price of our warrants was $2.28 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2021

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California		94501
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50	ASTRW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On December 6, 2021, we issued a press release announcing that our next launch is expected to occur in January 2022 for National Aeronautics and Space Administration, and that the launch will be conducted from Cape Canaveral, Florida, representing our second U.S. spaceport. A copy of our press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 6, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 6, 2021	Astra Space, Inc.

	By:	/s/ Kelyn Brannon
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

Exhibit 99.1

Astra Announces Launch for NASA from Cape Canaveral in January

Astra to begin operating out of second US spaceport

ALAMEDA, California. December 6, 2021– Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced that it plans to deploy its first satellite in orbit for the National Aeronautics and Space Administration (NASA) in January 2022. The launch from Cape Canaveral will be conducted out of Space Launch Complex 46 (SLC-46) and will be Astra’s first launch out of Cape Canaveral.

“This historic launch site has been prepared for a new commercial launch partner in less than year, which is a tremendous milestone for our combined team, and illustrates how SLD 45 sets the pace for access to space.” said Brigadier General Stephen Purdy, Commander of Space Launch Delta 45 and Director of the Eastern Range. “SLD 45, Space Florida, and Astra have moved at a rapid speed to demonstrate critical and responsive launch capabilities. We are excited to welcome Astra to Cape Canaveral Space Force Station.”

Astra and Space Launch Delta 45, a part of the United States Space Force, enabled Astra to launch out of Cape Canaveral in record time—shortening the multi-year approval time to months.

“Launching out of the Cape allows us to serve customers with mid-inclination delivery needs, broadening our market,” said Martin Attiq, Chief Business Officer at Astra. “This is an additional step in our global spaceport strategy and positions us to serve the broad low earth orbit (LEO) market.”

Astra’s launch will be livestreamed in partnership with NASASpaceFlight. Updates will be shared on Astra’s Twitter feed, @astra.

About Astra Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers the lowest cost-per-launch dedicated orbital launch service of any operational launch provider in the world. Astra delivered its first commercial payload into Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor Statement Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, including Astra’s failure to meet the projected launch targets. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections including the following factors, among others: (i) delays in projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may make it difficult to perform a launch attempt; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its pre-revenue business operations and (vii) other risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.

Media Contact:

Kati Dahm

kati@astra.com

Investor Contact:

Dane Lewis

investors@astra.com